Exhibit 10.2

MIKTAM TECHNOLOGIES, INC.

 CONSULTANT AGREEMENT

This Consultant Agreement (this "Agreement") is made and effective on October 1, 2008, by and between Miktam Technologies, Inc. (the "Company"), a corporation organized and existing under the laws of the state of California; and Psalm Technologies, Inc. (金詩科技股份有限公司, the "Consultant"), a corporation organized and existing under the laws of the Republic of China, Taiwan.

Now, therefore, Consultant and Company agree as follows:

1. Engagement.

Company hereby engages Consultant, and Consultant accepts engagement, to provide consulting services to the Company on the daily operations in connections with the Sales, Marketing and Field Application Engineering Support related to the Company products sold in Taiwan and China.

2. Term.

The term of this Agreement shall be for the period of 12 months from the effective date, subject to prior termination as provided herein. This agreement supercedes all prior agreements with Consultant.

3. Payment.

The Company shall pay Consultant the amount of thirteen-hundred thousand dollars ($130,000 USD) for the services performed pursuant to this Agreement on the quarterly basis. The payments shall be made within 7 days from first day of each quarter during this agreement period. It is anticipated and acknowledged by the parties that compensation programs are subject to change in the normal course of business by written consent.

MIKTAM TECHNOLOGIES, INC.

4. Cost and Expenses.

Unless the Company has provided a written consent, the Consultant shall not be reimbursed for any costs and/or expenses incurred by the Consultant.

5. Confidentiality.

Consultant acknowledges it is a policy of the Company to maintain as secret and confidential all information heretofore or hereafter acquired, developed, used or useful to the Company relating to the business, operations, technology or customers of the Company or of any affiliates of the Company, including without limitation, customer lists and business or trade secrets developed by or on behalf of the Company. (All of the above is collectively referred to as “Confidential Information”). The Consultant shall not, without the prior written consent of Company, disclose to anyone the terms of this Agreement.

6. Termination.

A. This Agreement may be terminated by Company as follows: (i) If the Consultant is unable to provide the consulting services by reason of temporary or permanent illness, disability, incapacity or death; (ii) Breach or default of any obligation of the Consultant pursuant to Section 5, Confidentiality, of this Agreement; (iii) Breach or default by the Consultant of any other material obligation in this Agreement, which breach or default is not cured within five days of written notice from the Company.
B. Consultant may terminate this Agreement as follows: (i) Breach or default of any material obligation of the Company, which breach or default is not cured within five days of written notice from the Consultant; or (ii) If the Company files for bankruptcy laws, or any bankruptcy petition or petition for receiver is commenced by a third party against the Company, any of the foregoing of which remains undismissed for a period of 60 days.

7. Headings.

The headings in this Agreement are inserted for convenience only and shall not be used to define, limit or describe the scope of this Agreement or any of the obligations herein.

MIKTAM TECHNOLOGIES, INC.

8. Final Agreement.

This Agreement constitutes the final understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the parties, whether written or oral. This Agreement may be amended, supplemented or changed only by an agreement in writing signed by both of the parties.

9. Applicable Laws; Severability.

The parties hereto agree that this Agreement shall be governed by the laws of the State of California. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

The Company	The Consultant
Miktam Technologies, Inc.	Psalm Technologies, Inc.
2362B Qume Drive 2	1F.-1, No.171, Songde Rd., Sinyi Dist.
San Jose, CA 95131	Taipei City 110, Taiwan, R.O.C.
By: /s/ Thomas Chao	By: /s/ Jui-Tien Tsai
Thomas Chao	Jui-Tien Tsai
President	President
Date: 10/06/2008	Date: 10/07/2008

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